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                                                                     EXHIBIT 5.1


                    Bankers Trust New York Corporation

                              280 Park Avenue

                         New York, New York 10017

                              (212) 250-4857

Gordon S. Calder, Jr.



                                                                May 6, 1994

Bankers Trust New York Corporation,

280 Park Avenue,

New York, New York 10017

Ladies and Gentlemen:

  I am a Managing Director and Counsel of Bankers Trust Company and, as such, I have acted as counsel for Bankers Trust New York Corporation (the "Corporation") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $500,000,000 aggregate amount of the Corporation's debt securities (the "Debt Securities") and warrants (the "Warrants", and with the Debt Securities, the "Securities"). I am familiar with the actions taken in connection with the registration of the Securities and have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

  Capitalized terms used but not defined herein have the meanings assigned to them in Registration Statement No. 33-51615 relating to the Securities (the "Registration Statement").

  Upon the basis of such examination, I advise you that, in my opinion:

    (i) When the Registration Statement has become effective under the Act, when, in the case of the Debt Securities issued under the Second Subordinated Indenture, such Indenture has been duly executed and delivered by the Corporation, and when the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture relating to such Debt Securities so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, and such Debt Securities have been duly executed and authenticated in accordance with such Indenture and issued and sold as contemplated in the Registration Statement, such Debt Securities will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (ii) When the Registration Statement has become effective under the Act, the Warrant Agreement relating to one or more series of the Warrants has been duly executed and delivered by the Corporation, the terms of such Warrants and of their issuance and sale have been duly established in conformity with the Warrant Agreement relating to such Warrants so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Corporation and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Corporation, such Warrants have been admitted for listing on a national securities exchange, and such Warrants have been duly executed and authenticated in accordance with the Warrants Agreement relating to such Warrants and issued and sold as contemplated in the Registration Statement, such Warrants will constitute valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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  I note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or State court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required sunder Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and I am expressing no opinion as to the effect of the laws of any other jurisdiction. No opinion is expressed herein as to any Federal or New York State tax laws.

  I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible, and I have assumed that (i) each of the Senior Indenture, the First Subordinated Indenture and the Second Subordinated Indenture has been duly authorized, executed and delivered by the respective Trustee thereunder, and (ii) each Warrant Agreement has been duly authorized, executed and delivered by the respective Warrant Agent thereunder, assumptions which I have not independently verified.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Offered Securities" in the prospectus contained therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                 Very truly yours,

                                           Bankers Trust New York Corporation

                                           By: /s/ Gordon S. Calder, Jr.



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